Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97863) of CytoCore, Inc. of our report dated March 28, 2008, with respect to the consolidated balance sheet of CytoCore, Inc. as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, which appears on page F-1 in this 2007 annual report on Form 10-KSB for the year ended December 31, 2007.
/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
March 28, 2008